UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Clipper Fund An authorized series of Clipper Funds Trust Name of Registrants as Specified in its Charter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Contents
1.	Notice of Adjournment
2.	Special Meeting Shareholder Notice

Clipper Fund, Inc.
Notice of Adjournment of Special Meeting of Shareholders
Notice is given that the meeting of shareholders (the "Special Meeting") of Clipper Fund, Inc. (the "Fund") has been adjourned until November 26, 2014, at the office of Davis Selected Advisers, L.P., 3601 E. Britannia Dr., Tucson, Arizona 85706, at 8:30 a.m., Mountain Standard Time.
The purpose of the Special Meeting remains the same, to consider:
Proposal 1 – Approval of an Agreement and Plan of Reorganization and Termination that provides for the reorganization of the Fund, a California corporation, into Clipper Fund, a separate series of Clipper Funds Trust, a Delaware statutory trust.
Proposal 2 – Election of Trustees. Elect new board members of Clipper Funds Trust. Proposal 2 is contingent upon the approval of Proposal 1.

The original record date for the Special Meeting was August 1, 2014. The Board of Directors has established a new record date of November 3, 2014.

The information in this Notice amends the August 1, 2014, Proxy Statement/Prospectus and supplements any other information about the Special Meeting previously delivered to you.
Please read the Proxy Statement carefully for information concerning the Proposals to be brought before the adjourned session of the Special Meeting.
As of the close of business on September 30, 2014, Clipper Fund, Inc. had 12,608,860 shares outstanding. As of that date, the trustees and officers of the Clipper Fund as a group owned beneficially approximately 2% of the outstanding shares of Clipper Fund.
As of September 30, 2014, shareholders of record and/or beneficial owners (to Clipper Fund's knowledge) who owned five percent or more of outstanding shares are set forth below:
Name of Shareholder	Shares	Percent Ownership
National Financial Services Corp FBO Customers New York, NY	4,082,560	32.38%
Charles Schwab & Co. Inc. SPL custody A/C for Excl Benefit Cust. San Francisco, CA	1,678,028	13.31%
Pershing LLC Jersey City, NJ	1,128,666	8.95%
To the extent the information in the August 1, 2014, Notice and Proxy Statement/Prospectus has not been amended by this Notice or the accompanying letter of Rescheduling of the Special Meeting of Shareholders, such information remains applicable to this solicitation of proxies and the Special Meeting.

SPECIAL MEETING OF SHAREHOLDERS HAS BEEN RESCHEDULED TO NOVEMBER 26, 2014
Clipper Fund, Inc.
Dear Shareholder:
We are writing to inform you that the Special Meeting of Shareholders for Clipper Fund, Inc., which was originally scheduled for September 29, 2014, has been rescheduled due to a lack of investor response.  If you have already voted, your vote will stand as is and there is no reason to vote again.  However, if you have not already voted or wish to change your vote, please do so using the enclosed ballot.  We have made several attempts to reach shareholders by mail and/or phone in the last several weeks but were unsuccessful in getting enough shareholders to respond.  As a result, we have set a new record date of November 3, 2014, for the meeting.
Why is this meeting being rescheduled?
To date, an overwhelming number of shareholders have approved the proposals in the proxy statement.  However, proposal 1 to approve the Agreement and Plan of Reorganization requires a larger vote of outstanding shares than the Board election proposal.
What is the purpose of the meeting?
The purpose of the meeting remains the same: to consider a proposal to reorganize the Fund, a California corporation, into Clipper Fund, a separate series of Clipper Funds Trust, a Delaware statutory trust. If proposal 1 passes, shareholders will also be asked to elect new board members of Clipper Funds Trust.
If you have not already voted your shares or if you wish to change your vote you may:
1.Call 1-844-292-8015 to Speak with a Live Agent and Vote
For your convenience, you may call our toll-free number Monday through Friday (9 A.M. to 6 P.M. EST).
2.Vote By Internet
Please visit the website noted on the enclosed proxy voting card and follow the online instructions.
3.Vote by Mail
Please mail your signed proxy voting card(s) in the postage-paid envelope.
4.Vote by Touch-Tone Phone
Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

The meeting will be held on November 26, 2014, at the office of Davis Selected Advisers, L.P., 3601 E. Britannia Dr., Tucson, Arizona 85706, at 8:30 A.M., Mountain Standard Time.

The Board of Directors recommends that you vote "FOR" the proposals.
If you have already voted, thank you for your response.  If you have any further questions, please contact our Proxy Solicitor, Boston Financial Data Services, toll-free at 1-844-292-8015.  In addition, all proxy materials are conveniently available online at the website noted on the enclosed proxy voting card.  We appreciate your immediate attention. Thank you.